Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 19, 2026 relating to the financial statements of Pulse Biosciences, Inc. appearing in the Annual Report on Form 10-K of Pulse Biosciences, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

San Francisco, California

February 19, 2026